Exhibit 10.23

2025

Short Term Incentive Plan

2025 SHORT TERM INCENTIVE PLAN

The following are the terms of the SunOpta Inc. (the "Company") 2025 Short Term Incentive Plan (the "STIP" or "Plan") for certain employees of the Company and its subsidiaries and affiliates. References to the "Company" shall be deemed to refer instead to a subsidiary or affiliate as the context requires for a particular employee, employed by such subsidiary or affiliate.

1. Purpose.

The purpose of the STIP is to establish goal alignment across the Company and recognize individual impact on organizational performance. The STIP is designed to focus employees on desired behaviors and link the short-term incentive with demonstrated results.

2. Eligibility.

Participation of the Company's employees in the STIP will be determined by the Company in its sole discretion, and employment by the Company does not automatically entitle an employee to participate. Eligibility for the STIP is limited to regular full-time employees of the Company and its subsidiaries and affiliates who are part of the office job grade structure as determined by the Company (collectively, the "Employees" or "Participants"). Newly hired Employees who meet the criteria for participation are eligible to earn a pro-rated bonus based on their date of hire through the end of the applicable fiscal year, except that employees hired after October 31st of fiscal year 2025 will not be eligible to participate in the STIP until the following fiscal year.

For 2025, the STIP program will consist of one company plan. Participants in the plan will be assigned into one of two groups.  Participants with a job grade of 17-25 will be assigned to a hybrid group that will be granted fifty percent (50%) of their Target Bonus (as defined below) in Performance Share Units ("PSUs") representing the right to receive shares of common stock of the Company ("Performance Shares") and fifty percent (50%) of their Target Bonus in cash. The percentage of PSUs that vest on March 24, 2026 (if any) will be determined by reference to fiscal 2025 Company Adjusted EBITDA, as described in the payout tables below, and the individual component, which is the Participant's annual performance review rating. Participants in job grades 11-16 will be assigned to a cash group. The cash group will receive their STIP payout (if earned) via a cash payment made through payroll, in March or April 2026. Participants must be employed at the time of the bonus payout or share vesting to receive it, except as provided in Section 11, in the award agreement for the PSUs or as otherwise required by law.

3. Target Bonus.

The Company will assign to each Participant a target bonus expressed as a percentage of: (a) for hybrid Participants, the Participant's base salary at the time of the PSU grant; or (b) for cash Participants, the Participant's earnings during the fiscal year as calculated by the Company (the "Target Bonus"). For this purpose, earnings refer to the base salary for exempt Employees. For non-exempt Employees earnings are regular, PTO, overtime, or double time earnings paid during the year. In the event a Participant experiences a change in position or target percentage during the year, a manual prorated calculation will be administered. The Target Bonus percentage varies by level of responsibility within the Company. The Human Resources Department maintains the list of Participants and their Target Bonus percentages. Target Bonus percentages for executive officers and other Participants who are members of the "Senior Leadership Team" as identified by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") will be established by the Compensation Committee. For cash Participants, the Target Bonus for each Participant is determined by multiplying the Employee's earnings during the fiscal year by the Target Bonus percentage.  For hybrid Participants, the Target Bonus for each Participant is determined by multiplying the Employee's base salary as of the PSU grant date by the Target Bonus percentage.  For hybrid Participants who receive a STIP target change during the year, due to promotion or other reasoning, their PSU grant and cash payout will be pro-rated to account for the change in target. Similarly, cash Participants who receive a STIP target change during the year, due to promotion or other reasoning, will have their STIP payout pro-rated based on the time worked while at each STIP target. Participants in the hybrid plan who begin employment after January 1, 2025 will have their PSU grant and any cash payment pro-rated based on how many days they are expected to work in the 2025 fiscal year based on their start date.

An employee's Target Bonus payment is comprised of two components. The first component, or corporate component, is dependent on Company Adjusted EBITDA and is 50% of the Target Bonus. An employee may earn up to 200% payout with regards to the corporate component. The second component, or individual component, is dependent on the achievement of the Employee's defined goals for the 2025 year and is 50% of the Target Bonus. Based on the Employee's individual performance, an Employee may receive anywhere between 0-100% of the individual component payout. The individual component payout cannot exceed the corporate component payout. Additionally, if the Employee is recognized as a top performer by the Senior Leadership Team, the Employee may receive a discretionary amount that can bring the Employee's payout to a maximum of 200% of target. In the case of PSUs, the value of the PSUs will be based on the volume weighted average price of the Company's common stock for the 10-day period following the prior fiscal year-end earnings release date, and the number of PSU's subject to the award will be equal to 50% of the employee's Target Bonus divided by such price.

4. Minimum Thresholds and Modifications.

(a) Minimum Thresholds.  For fiscal 2025, notwithstanding any provision in the Plan, no bonuses will be paid if:

(1) Company Adjusted EBITDA (net of the bonus accrual) for the 2025 fiscal year is less than $90M USD.

(b) Modification of Bonus Amounts.

(1) Modifications due to Bonus Pool.  The STIP is funded through the creation of a bonus pool established by the Compensation Committee based on the Company's performance, and the Company may reduce any bonus payouts under the Plan proportionally in the event the total bonus calculations under the Plan of the Company exceed the bonus pool.  Furthermore, if the total bonus calculations under the Plan are less than the bonus pool, the surplus shall, in the judgment of the Board of Directors, be retained by the Company in full or in part or allocated in a manner determined by the Board of Directors, which may include disproportionate allocations to some Participants in the discretion of the Board of Directors.  In the event of a surplus, the Compensation Committee, with respect to Participants who are members of the Senior Leadership Team, and the Plan Administrator, with respect to other Participants, shall make recommendations to the Board of Directors with respect to bonus payments from the surplus, and the Board of Directors shall make all determinations with respect to any payments from the surplus.

5. Performance Targets; Payout.

Payouts under the STIP will be based on the level of achievement of Company Adjusted EBITDA determined in accordance with Section 5(a) and the Participant's achievement of individual goals in order to determine the Participant's annual performance review rating. The annual bonus amount paid under the STIP to a Participant shall be equal to the Participant's Target Bonus multiplied by the total payout factor (corporate component plus individual component), all as calculated in accordance with (including definitions set forth in) this Section 5 and subject to any adjustment pursuant to the terms of the Plan.

(a) Company Adjusted EBITDA. The "Adjusted EBITDA Payout Factor" shall be determined under the table below based on Company Adjusted EBITDA for the fiscal year as a percentage of Company Adjusted EBITDA as set forth in the base budget approved by the Board of Directors for the fiscal year:

Company Adjusted EBITDA (net of bonus accruals):

Company Adjusted EBITDA ($)	Adjusted EBITDA Payout Factor
less than 90M	0%
90M	50%
100M	100%
110M	200%

If Company Adjusted EBITDA is between any two adjacent data points set forth in the first column of the above table, the Adjusted EBITDA Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as illustrated in the table below.

"Company Adjusted EBITDA" for a given fiscal year will be calculated in the same manner, using the same adjustments, as adjusted EBITDA is publicly reported by the Company in its Form 10-K for such fiscal year and will be based on the Company's audited financial statements. If the Company ceases reporting adjusted EBITDA in its Form 10-K, then adjusted EBITDA will be calculated in the same manner, using the same adjustments, as calculated in the most recent Form 10-K containing adjusted EBITDA. Notwithstanding the foregoing, adjustments to Adjusted EBITDA may be made by the Board of Directors, in its sole discretion, in the event of the of unusual, extraordinary, non-recurring or other circumstances that, in the judgment of the Board of Directors, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the Company. These circumstances may include acquisitions, divestitures, joint ventures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, and other occurrences.

(b) Individual Component. In addition to the corporate component Company Adjusted EBITDA metric, STIP payout is dependent upon an individual component. A Participant can receive 0-100% of this component based on the achievement of the Participant's established goals for the year, as well as the Participant's overall individual performance. The individual component payout cannot exceed the corporate component payout. Together, the components cannot exceed a payout of more than 150% of a Participant's target payout (unless the Participant receives a discretionary amount as noted below).

(c) Total Payout. Assuming the minimum Company Adjusted EBITDA threshold is achieved, the percentage of a Participant's Target Bonus to be paid will be equal to the sum of the Adjusted EBITDA Payout Factor plus the percentage associated with the Participant's individual component achievement, divided by two (the "Total Payout").

(d) Discretionary Amount.  A Participant can receive an additional, discretionary amount, if the Participant is determined to be a top performer by the Senior Leadership Team. If the Participant receives the discretionary portion, the Total Payout, inclusive of the discretionary amount, of the Participant's bonus cannot exceed 200% of the Participant's Target Bonus.  For hybrid Participants, if the Adjusted EBITDA Payout Factor is less than 100% (but at least 50%), and such person is entitled to receive a discretionary amount, such discretionary amount may, at the sole discretion of the Plan Administrator, be in the form of additional vesting of PSUs up to the vesting of 100% of the PSUs.

6. Determination of Achievement of Performance Targets.

Following completion of the Company's audited financial statements, the Compensation Committee will review the level of achievement of Company Adjusted EBITDA and the Adjusted EBITDA Payout Factor. The Board of Directors shall make the final determination of all bonus payments.

7. Payment Date.

The payment of annual bonuses under the STIP will be made in shares of Company common stock or cash, as applicable, and in each case net of applicable withholding on a date selected by the Company after the Company's financial statement audits are completed (each a "Payment Date") to Participants who remain employed by the Company on the Payment Date, except as provided in Section 11(a), in the award agreement for PSUs or as otherwise required by law.  SunOpta may withhold or sell Performance Shares at vesting to cover any taxes due, and Employees will be able to sell or hold the net shares at their discretion, subject to applicable securities laws.

8. Administration and Interpretations of the STIP; Administrative Error.

The STIP shall be administered by the Company's Chief Executive Officer (the "Plan Administrator") except to the extent that the STIP provides that certain actions shall be taken by the Compensation Committee.  The Compensation Committee shall have full authority to interpret the STIP. The STIP may be amended in whole or in part from time to time, or terminated in its entirety at any time, by the Compensation Committee.

In the event it is determined that an administrative error occurred in the calculations of the STIP payment or the number of PSUs awarded to the Participant under the Plan, the Company shall have the right to revise the award previously issued to the Recipient or correct the error.

9. New Hires; Promotions; Leaves of Absence.

An employee who is hired into a position that participates in the STIP may be eligible for a bonus award provided that (a) the employee has been employed full-time since October 31 of that fiscal year as provided in Section 2 and (b) any annual bonus will reflect earnings during the portion of the fiscal year the Participant was employed.  Unless otherwise adjusted by the Plan Administrator or, in the case of the Company's executive officers and other members of the Senior Leadership Team, by the Compensation Committee, mid-year promotions that change a Participant's Target Bonus will be weighted based on the number of days at each Target Bonus level. Except as required by law, if a Participant is on an approved leave of absence, no annual bonus will be paid to the Participant unless and until the Participant returns to work and any annual bonus will be reduced to reflect a prorated amount by multiplying the annual bonus that would otherwise be paid by a ratio with the numerator equal to the number of dates in the fiscal year the Participant was employed and not on leave and the denominator equal to 365.

10. Transfers.

Unless otherwise adjusted by the Plan Administrator or, in the case of the Company's executive officers and other members of the Senior Leadership Team, by the Compensation Committee, a Participant who transfers employment within the Company from a position that is not eligible to participate in the STIP to a position that is eligible to participate in the STIP (or vice versa) shall have his/her/their bonus calculated under the STIP based on the time spent in the STIP eligible position, and the Participant's bonus will be based on the STIP full year performance, prorated based upon the period the Participant was employed in the STIP eligible position.

11. Termination of Employment.

(a) Death or Disability. Except as otherwise provided in the award agreement, for a Participant whose employment is terminated due to death or Total Disability prior to the Payment Date otherwise provided for in this Plan, on the Payment Date the Participant or Participant's designated beneficiary or estate will receive a bonus equal to the bonus the Participant would have received if Participant had remained employed to the payment date multiplied by a fraction, the numerator of which is the number of days the Participant was employed during fiscal 2025 and the denominator of which is 365. If the Participant died or became disabled prior to their performance evaluation with respect to the 2025 fiscal year, the individual component achievement shall be determined by assuming the individual performance percentage was 100%. The term "Total Disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Participant to be unable, in the opinion of the Company, to perform his/her/their duties as an employee or officer of the Company.  Total Disability shall be deemed to have occurred on the first day after the Company has made a determination of Total Disability.

(b) Other Terminations. Except as expressly provided in Section 11(a), as set forth in the award agreement for PSUs or as otherwise required by law, termination of employment by a Participant or termination of a Participant's employment by the Company for any reason or no reason shall result in no bonus payment for the fiscal year in which such termination occurs and, if such termination occurs before the Payment Date for the prior plan year, forfeiture of any bonus for such year.

12. Mergers, Reorganizations, Etc.  If prior to the Payment Date there shall occur a merger, consolidation, amalgamation or plan of exchange, in each case involving the Company pursuant to which outstanding shares of common stock of the Company are converted into cash or other stock, securities or property (each, a "Transaction"), (i) the EBITDA Hurdles shall be adjusted by multiplying the EBITDA Hurdles by a fraction, the numerator of which is the number of whole calendar months elapsed from the beginning of the 2025 fiscal year to the date of the consummation of the Transaction and the denominator of which is 12, (ii) the Board of Directors shall determine 2025 Adjusted EBITDA for the 2025 fiscal year through the end of the most recent calendar month prior to the consummation of the Transaction, and a portion of the target bonus shall be payable upon consummation of the Transaction equal to the achievement of such adjusted EBITDA Hurdles, if any, multiplied by a fraction, the numerator of which is the number of days in the 2025 fiscal year Participant was employed prior to the consummation of the Transaction and the denominator of which is 365, and (iii) the remainder of the target bonus shall be forfeited and cancelled.

13. Clawback.

Notwithstanding any provision in the Plan to the contrary, all compensation paid to a Participant pursuant to the Plan is subject to recovery under the Company's clawback policy or any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback as may be made pursuant to such policy, law, government regulation, or stock exchange listing requirement, all as determined by the Compensation Committee. The Company's current clawback policy is subject to revision by the Compensation Committee at any time and from time to time.

14. General Provisions.

(a) Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which it determines is required to be withheld under law with respect to any amount payable under this STIP. For employees with vesting PSUs, the Company may withhold shares from each Participant to cover the income tax due at the time of the share vesting.

(b) Section 409A. All awards granted pursuant to this Plan are intended to be compliant with Section 409A of the U.S. Internal Revenue Code ("Section 409A") and shall be interpreted consistent with such intent.  The Company may amend this Plan, adopt policies or procedures or take other actions, including with retroactive effect, that the Company determines are necessary or appropriate to allow any award to comply with the requirements of Section 409A.  Notwithstanding the foregoing, the Company makes no representation or warranty to any Participant with regard to the application of Section 409A to any amounts payable pursuant to this Plan and shall in no event be obligated to mitigate or indemnify for any taxes otherwise imposed on a Participant as a result of application of Section 409A.

(c) No Prior Right or Offer. Except and until expressly granted pursuant to the STIP, nothing in this STIP shall be deemed to give any Employee any contractual or other right to participate in the benefits of the STIP. No award to any such Participant in any Plan period shall be deemed to create a right to receive any award or to participate in the benefits of the STIP in any subsequent year.

15. Limitations.

(a) No Continued Employment. Neither the establishment of the STIP nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment with any Participant for any period of time, or change an Employee's "at will" status, or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Employee with or without cause, at any time.

(b) Not Part of Other Benefits. The benefits provided in this STIP shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes and shall have no obligation to Participants except as expressly provided in this STIP.